EXHIBIT 99.1

CONTACT:
KEVIN GREGORY, CFO
(859) 586-0600 X1424
kgregory@pomeroy.com
--------------------

POMEROY IT SOLUTIONS, INC. REPORTS FIRST QUARTER 2006 RESULTS
ANNOUNCES GUIDANCE FOR 2006

Hebron, KY - May 15, 2006 - Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today filed its quarterly report on Form 10-Q for the three month period ended April 5, 2006.

"During the first quarter we saw some encouraging trends," said Stephen E. Pomeroy, Pomeroy IT Solutions, President and CEO. "Service revenue is up versus the first quarter of last year and our service margin showed improvement compared to the fourth quarter of 2005. This drove an increase in our overall gross profit margin," added Pomeroy.

"The biggest challenge for the first quarter was the continued decline in product revenue," said Pomeroy. "We are adding sales resources and renewing our emphasis on product sales without diminishing our focus on our service offerings," added Pomeroy.

CONSOLIDATED FIRST QUARTER 2006 FINANCIAL RESULTS
     - Revenue was $150.7 million compared to $165.8 million in first quarter of 2005. A decline of $15.1 million. This decline was the result of declines in product revenue.
               o Product revenue was $88.9 million compared to $111.2 million in first quarter 2005. A decline of $22.3 million. This decline was due primarily to large product deployment projects that occurred in 2005 that were not repeated in 2006.
               o Service revenue was $61.8 million compared to $54.6 million in first quarter 2005. An increase of $7.2 million. This increase is the result of revenue from new contracts initiated in late 2005.

     - Gross Profit Margin was 14.0 percent compared to 13.8 percent in the first quarter of 2005. This increase in margin was the result of product mix as a greater percentage of revenue came from service revenue with higher margins.
               o Product revenue gross margin was 7.8 percent compared to 7.9 percent in the first quarter of 2005. Sequentially, product gross margin increased compared to 7.3 percent in the fourth quarter of 2005.
               o Service revenue gross margin was 22.9 percent compared to 25.6 percent in the first quarter of 2005. Sequentially, service revenue gross margin was higher compared to 20.9 percent for the fourth quarter of 2005.

     - Total Operating Expense was $22.9 million compared to $21.6 million in the first quarter of 2005. An increase of $1.3 million. This increase was primarily the result of the following:
               o Increase in expense of $0.4 million for employee health benefits.
               o Increase in expense of $0.6 million for equity based compensation expense which was not required to be expensed in 2005.
               o Increase in expense of $0.5 million for outside consultants fees associated with late filings and the 2005 restatements.

     - Net loss was $1.4 million or $(0.11) per fully diluted share compared to net income of $0.6 million or $0.04 per fully diluted share in first quarter 2005. A decline of $2.0 million. This decline was the result of a decline in product revenue and an increase in operating expense.

GUIDANCE FOR 2006

The Company expects the following for 2006:

     -    Revenue growth of three to five percent.

     - Earnings per share of $0.50 to $0.60. This excludes any goodwill write-down adjustments that may result from the goodwill valuation that is currently underway.

CONFERENCE CALL

To participate in a conference call and questions and answer session with senior management regarding the first quarter 2006 results, call 888-455-9641 using passcode 1402777 at 4:15 p.m. (ET) on Tuesday May 16, 2006. For your convenience, a replay will be available shortly after the call. This replay will be available after the call by dialing 1-866-455-0586.

ABOUT POMEROY IT SOLUTIONS, INC.

As an international technology services and solutions provider, Pomeroy IT Solutions unites core competencies in IT Outsourcing Services and Professional Services. Some of the Company's services include consulting, project management, application development, integration, staffing, and technology sourcing. Pomeroy's capabilities as an end-to-end services and technology sourcing provider set the Company apart as a unique, one-stop alternative. This combination helps its Fortune 1000, government, and mid-market clients realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.

FORWARD-LOOKING STATEMENTS

Certain of the statements in the preceding paragraphs regarding financial results constitute forward-looking statements. These statements related to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our markets' actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or
achievements expressed or implied by such forward looking statements.   These
risks and other factors you should specifically consider include but are not limited to: changes in customer demands or industry standards, adverse or uncertain economic conditions, loss of key personnel, litigation, the nature and volume of products and services anticipated to be delivered, the mix of the products and services businesses, the type of services delivered, the ability to successfully attract and retain customers, sell additional products and service to existing customers, the ability to timely bill and collect receivables, the ability to maintain a broad customer base to avoid dependence on any single customer, the need to successfully attract and retain outside consulting services, new acquisitions by the Company, terms of vendor agreements and certification programs and the assumptions regarding the ability to perform thereunder, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, existing market and competitive conditions including the overall demand for IT products and services, and the ability to attract and retain technical and other highly skilled personnel. In some cases, you can identify forward-looking statements by such terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", "projects", "intends", "prospects", "priorities", or negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

                           POMEROY IT SOLUTIONS, INC.
                           CONSOLIDATED BALANCE SHEETS

(in thousands)                                          April 5,     January 5,
                                                          2006          2006
                                                       -----------  ------------
                                                       (Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents                              $         -  $        447
Investments                                                  4,712         4,668

Accounts receivable:
  Trade, less allowance of  $4,355 at April 5, 2006
    and January 5, 2006                                    125,826       130,814
  Vendor receivables, less allowance of $100 at
    April 5, 2006 and January 5, 2006                        5,504         4,952
  Net investment in leases                                   2,515         1,998
  Other                                                      1,442         2,894
                                                       -----------  ------------
    Total receivables                                      135,287       140,658
                                                       -----------  ------------

Inventories                                                  9,977        13,665
Other                                                       12,665        11,730
                                                       -----------  ------------
    Total current assets                                   162,641       171,168
                                                       -----------  ------------

Equipment and leasehold improvements:
  Furniture, fixtures and equipment                         33,390        32,655
  Leasehold improvements                                     6,907         6,796
                                                       -----------  ------------
    Total                                                   40,297        39,451

  Less accumulated depreciation                             25,777        24,656
                                                       -----------  ------------
    Net equipment and leasehold improvements                14,520        14,795
                                                       -----------  ------------

Net investment in leases, net of current portion               899           995
Goodwill                                                   101,298       101,048
Intangible assets, net                                       3,136         3,007
Other assets                                                 3,890         4,132
                                                       -----------  ------------
    Total assets                                       $   286,384  $    295,145
                                                       ===========  ============

                                POMEROY IT SOLUTIONS, INC.
                               CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)                            April 5,     January 5,
                                                                   2006          2006
                                                               ------------  ------------
                                                               (Unaudited)
LIABILITIES AND EQUITY

Current Liabilities:
Short-term borrowings                                          $      8,984  $    15,304
Accounts payable                                                     46,878       46,638
Deferred revenue                                                      3,160        3,444
Employee compensation and benefits                                   10,206        8,039
Accrued restructuring and severance charges                           5,237        5,791
Other current liabilities                                             8,031       11,443
                                                               ------------  ------------
    Total current liabilities                                        82,496       90,659
                                                               ------------  ------------

Commitments and contingencies

Equity:
  Preferred stock,  $.01 par value; authorized 2,000 shares
    (no shares issued or outstanding)                                     -            -
  Common stock, $.01 par value; authorized 20,000 shares
    (13,430 and 13,400 shares issued at April 5, 2006
    and January 5, 2006, respectively)                                  137          135
  Paid-in capital                                                    88,747       89,126
  Unearned compensation                                                   -       (1,198)
  Accumulated other comprehensive income                                 24           24
  Retained earnings                                                 124,102      125,521
                                                               ------------  ------------
                                                                    213,010      213,608
  Less treasury stock, at cost ( 810 shares at
    April 5, 2006 and January 5, 2006)                                9,122        9,122
                                                               ------------  ------------
      Total equity                                                  203,888      204,486
                                                               ------------  ------------
      Total liabilities and equity                             $    286,384  $   295,145
                                                               ============  ============

                           POMEROY IT SOLUTIONS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands,except per share data)       Three Months Ended
                                        --------------------------
                                          April 5,      April 5,
                                            2006          2005
                                        ------------  ------------
                                        (Unaudited)   (Unaudited)
Product and service revenues:

  Product                               $    88,877   $    111,243
  Service                                    61,815         54,589
                                        ------------  ------------
    Total revenues                          150,692        165,832
                                        ------------  ------------

Cost of product and service revenues:
  Product                                    81,985        102,424
  Service                                    47,669         40,592
                                        ------------  ------------
    Total cost of revenues                  129,654        143,016
                                        ------------  ------------

    Gross profit                             21,038         22,816
                                        ------------  ------------

Operating expenses:
  Selling, general and administrative        20,561         19,108
  Rent expense                                  921            936
  Depreciation                                1,178          1,201
  Amortization                                  156            268
  Restructuring and severance charges           133            132
  Other                                           6              1
                                        ------------  ------------
    Total operating expenses                 22,955         21,646
                                        ------------  ------------

Income (loss) from operations                (1,917)         1,170

Interest expense, net                           309            221
                                        ------------  ------------

Income (loss) before income tax              (2,226)           949
Income tax expense (benefit)                   (807)           384
                                        ------------  ------------
Net income (loss)                       $    (1,419)  $        565
                                        ============  ============

Weighted average shares outstanding:
  Basic                                      12,615         12,469
                                        ============  ============
  Diluted (1)                                12,615         12,717
                                        ============  ============

Earnings (loss) per common share:
  Basic                                 $     (0.11)  $       0.05
                                        ============  ============
  Diluted (1)                           $     (0.11)  $       0.04
                                        ============  ============

 (1) Dilutive loss per common share for the three months ended January 5, 2006 would have been anti-dilutive if the number of weighted average shares outstanding were adjusted to reflect the dilutive effect of outstanding stock options and unearned restricted shares.